Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Innovative Payment Solutions, Inc. (FKA: Qpagos)

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-225706) of Innovative Payment Solutions, Inc. and Subsidiaries of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated May 13, 2020, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ RBSM LLP

May 13, 2020

Henderson, NV